                                                                  EXHIBIT (a)(1)
                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                      AND
                      ALL OUTSTANDING WARRANTS TO PURCHASE
                             SHARES OF COMMON STOCK
                                       OF
                   PACIFIC RESEARCH & ENGINEERING CORPORATION
                                       AT
                      $2.35 NET PER SHARE OF COMMON STOCK
                                      AND
                       $0.15 NET PER SHAREHOLDER WARRANT
                                      AND
           $0.15 NET PER REPRESENTATIVE WARRANT AND EXECUTIVE WARRANT
                   (FOR EACH SHARE UNDERLYING SUCH WARRANTS)
                                       BY

                            SPACE COAST MERGER CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                               HARRIS CORPORATION

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 3, 1999,
                         UNLESS THE OFFER IS EXTENDED.

     THE OFFER (THE "OFFER") IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 2, 1999 (THE "MERGER AGREEMENT"), AMONG HARRIS CORPORATION ("HARRIS"), SPACE COAST MERGER CORP. (THE "OFFEROR") AND PACIFIC RESEARCH & ENGINEERING CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OPTION AGREEMENT (AS DEFINED HEREIN), THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SECURITY HOLDERS AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF THE SHARES (AS DEFINED HEREIN) AND THE WARRANTS (AS DEFINED HEREIN) ACCEPT THE OFFER AND TENDER THEIR SHARES AND WARRANTS PURSUANT TO THE OFFER.

     IN CONNECTION WITH THE MERGER AGREEMENT, HARRIS AND THE OFFEROR ENTERED INTO STOCKHOLDER AGREEMENTS DATED AUGUST 2, 1999 (THE "SHAREHOLDER AGREEMENTS") WITH EACH OF THE DIRECTORS OF THE COMPANY THAT HOLDS SHARES AND CERTAIN OTHER SHAREHOLDERS WHO TOGETHER BENEFICIALLY OWN APPROXIMATELY 56.4% OF THE SHARES THAT ARE OUTSTANDING. PURSUANT TO THE SHAREHOLDER AGREEMENTS, SUCH SHAREHOLDERS HAVE AGREED TO TENDER ALL OF THEIR SHARES (WITH ONE SHAREHOLDER AGREEING TO TENDER ONLY ON OR AFTER SEPTEMBER 30, 1999 IF THIS OFFER IS OPEN ON OR AFTER THAT DATE) AND WARRANTS PURSUANT TO THE OFFER. HARRIS AND THE COMPANY HAVE ALSO ENTERED INTO A STOCK OPTION AGREEMENT DATED AUGUST 2, 1999 (THE "OPTION AGREEMENT") PURSUANT TO WHICH THE COMPANY HAS GRANTED HARRIS

AN IRREVOCABLE OPTION TO PURCHASE (THE "OPTION") UP TO 461,099 AUTHORIZED AND UNISSUED SHARES, OR SUCH OTHER NUMBER OF SHARES AS EQUALS 19.9% OF THE COMPANY'S ISSUED AND OUTSTANDING SHARES AT THE TIME OF THE EXERCISE OF THE OPTION, AT A PURCHASE PRICE OF $2.35 PER SHARE, EXERCISABLE UPON THE OCCURRENCE OF CERTAIN EVENTS.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SHARES CONSTITUTING AT LEAST 90% OF THE THEN OUTSTANDING SHARES AND (ii) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.
                            ------------------------

                                   IMPORTANT

     Any shareholder or warrantholder desiring to tender Shares or Warrants, as the case may be, should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares or Warrants and all other required documents to the Depositary (as defined herein) or, with respect to Shares and Shareholder Warrants (as defined herein), follow the procedure for book-entry transfer set forth in Section 3 or (ii) request such shareholder's or warrantholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder or warrantholder. Shareholders or warrantholders having Shares or Warrants registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares or Warrants. Any shareholder or warrantholder who desires to tender Shares or Warrants, as the case may be, and whose certificates representing such Shares or Warrants, or agreement representing a Representative Warrant or the Executive Warrant, are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares or Warrants pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

                      The Dealer Manager for the Offer is:
                    [GEORGESON SECURITIES CORPORATION LOGO]

August 9, 1999

                               TABLE OF CONTENTS

INTRODUCTION................................................     1
 1. Terms of the Offer......................................     4
 2. Acceptance for Payment and Payment for Offer
   Securities...............................................     7
 3. Procedure for Tendering Offer Securities................     8
 4. Withdrawal Rights.......................................    11
 5. Certain United States Federal Income Tax Consequences...    12
 6. Price Range of Shares and Shareholder Warrants;
   Dividends................................................    13
 7. Certain Effects of the Transaction......................    14
 8. Certain Information Concerning the Company..............    15
 9. Certain Information Concerning the Offeror and Harris...    18
10. Source and Amount of Funds..............................    19
11. Background of the Offer; Past Contacts, Transactions or
    Negotiations with the Company...........................    19
12. Purpose of the Offer and the Merger; Plans for the
    Company; Dissenters Rights..............................    21
13. The Merger Agreement; the Shareholder Agreements; and
    the Option Agreement....................................    23
14. Dividends and Distributions.............................    33
15. Certain Conditions to the Offeror's Obligations.........    33
16. Certain Legal Matters...................................    35
17. Fees and Expenses.......................................    36
18. Miscellaneous...........................................    36
ANNEX I: Certain Information Concerning the Directors and
         Executive Officers of Harris and the Offeror.......   A-1

To the holders of Common Stock and Warrants of Pacific Research & Engineering Corporation:

                                  INTRODUCTION

     Space Coast Merger Corp., a California corporation (the "Offeror") and a wholly owned subsidiary of Harris Corporation, a Delaware corporation ("Harris"), hereby offers to purchase (i) all outstanding shares of Common Stock, no par value (the "Shares") of Pacific Research & Engineering Corporation, a California corporation (the "Company"), at a purchase price of $2.35 per Share (the "Share Offer Price"), (ii) any and all issued and outstanding warrants issued by the Company pursuant to the Warrant Agreement (the "Shareholder Warrant Agreement"), dated as of May 28, 1996, by and between the Company and Wells Fargo Bank N.A. as Warrant Agent (the "Shareholder Warrants") of the Company, at a purchase price of $0.15 per Shareholder Warrant (the "Shareholder Warrant Offer Price"), (iii) any and all issued and outstanding warrants issued to representatives of Nutmeg Securities, Ltd. pursuant to the Representative's Warrant to Purchase Units of Common Stock and Redeemable Warrants (the "Representative Warrant Agreement"), each dated as of May 31, 1996, by and between the Company and each of John Lane, Daniel Guilfoile, Matthew Rochlin, Gayle Aufderhide, Cathy Mayberry and Stephen Marchese (the "Representative Warrants"), at a purchase price of $0.15 per each Share underlying each such Representative Warrant (the "Representative Warrant Offer Price") and (iv) the issued and outstanding warrant issued to John W. Barrett pursuant to the Warrant to Purchase Common Stock of the Company (the "Executive Warrant Agreement"), by and between John W. Barrett and the Company (the "Executive Warrant" and, collectively with the Shareholder Warrants and the Representative Warrants, the "Warrants") at a purchase price of $0.15 per each Share underlying the Executive Warrant (the "Executive Warrant Offer Price" and, collectively with the Share Offer Price, the Shareholder Warrant Offer Price and the Representative Warrant Offer Price, the "Offer Price"), in each case, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). As used herein, "Offer Securities" shall mean the Shares and the Warrants. Tendering holders of Offer Securities will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Offer Securities by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Georgeson Securities Corporation, which is acting as the Dealer Manager ("Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and Georgeson Shareholder Communications Inc. which is acting as the Information Agent (the "Information Agent") in connection with the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OPTION AGREEMENT (AS DEFINED HEREIN), THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF OFFER SECURITIES AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF OFFER SECURITIES ACCEPT THE OFFER AND TENDER THEIR OFFER SECURITIES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SHARES CONSTITUTING AT LEAST 90% OF THE THEN OUTSTANDING SHARES (THE "MINIMUM CONDITION") AND (ii) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE
SECTION 15.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 2, 1999 (the "Merger Agreement"), among Harris, the Offeror and the Company. The Merger Agreement provides that after the purchase of the Offer Securities pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the California General Corporation Law, as amended (the "CGCL"), the Offeror will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation

(the "Surviving Corporation") and will be a wholly owned subsidiary of Harris. At the effective time of the Merger (the "Effective Time"), each Share that is issued and outstanding (other than Shares owned by the Company, any wholly owned subsidiary of the Company, Harris, the Offeror or any wholly owned subsidiary of Harris and other than Shares held by shareholders who perfect their appraisal rights under the CGCL ("Dissenting Shares")) will be converted into the right to receive from the Surviving Corporation the Share Offer Price (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon.

     IN ACCORDANCE WITH SECTIONS 9.8 AND 18 OF THE SHAREHOLDER WARRANT AGREEMENT, THIS OFFER TO PURCHASE HEREBY SERVES AS NOTICE TO THE REGISTERED HOLDERS OF SHAREHOLDER WARRANTS OF THE MERGER (UPON SATISFACTION OF THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT). Each Shareholder Warrant that is issued and outstanding immediately prior to the Effective Time (other than any Shareholder Warrants owned by the Company, any wholly owned subsidiary of the Company, Harris, the Offeror or any other wholly owned subsidiary of Harris) shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be exercisable into the right to receive Shares, but shall become exercisable, in accordance with Section 9.4 of the Shareholder Warrant Agreement, into the right to receive an amount in cash equal to the Share Offer Price (or any higher price that may be paid for each Share pursuant to the Offer), without interest, upon exercise of the Shareholder Warrant and payment by the holder of the $8.00 per Share exercise price provided in the Shareholder Warrant Agreement. IF THE MERGER IS COMPLETED, THE $8.00 PER SHARE EXERCISE PRICE OF A SHAREHOLDER WARRANT WILL EXCEED THE $2.35 PER SHARE PAYABLE UPON EXERCISE OF EACH SHAREHOLDER WARRANT. AS A RESULT, HOLDERS OF SHAREHOLDER WARRANTS SHOULD CONSIDER TENDERING THEIR SHAREHOLDER WARRANTS FOR THE SHAREHOLDER WARRANT OFFER PRICE.

     IN ACCORDANCE WITH SECTION (F) OF THE REPRESENTATIVE WARRANT AGREEMENT, THIS OFFER TO PURCHASE HEREBY SERVES AS NOTICE TO THE HOLDERS OF REPRESENTATIVE WARRANTS OF THE MERGER (UPON SATISFACTION OF THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT). Each Representative Warrant that is issued and outstanding immediately prior to the Effective Time (other than any Representative Warrants owned by the Company, any wholly owned subsidiary of the Company, Harris, the Offeror or any other wholly owned subsidiary of Harris) shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be exercisable into the right to receive Shares or Shareholder Warrants, but shall become exercisable, in accordance with Section (g)(B) of the Representative Warrant Agreement, into the right to receive (i) for each Share underlying the Representative Warrant, an amount in cash equal to the Share Offer Price (or any higher price that may be paid for each Share pursuant to the Offer), without interest, upon exercise of the Representative Warrant and payment by the holder of the $8.52 per Share exercise price for each Share provided in the Representative Warrant Agreement and (ii) for each Shareholder Warrant underlying the Representative Warrant, an amount in cash equal to the Shareholder Warrant Offer Price (or any higher price that may be paid for each Shareholder Warrant pursuant to the Offer), without interest, upon exercise of the Representative Warrant and payment by the holder of the $0.155 per Shareholder Warrant exercise price for each Shareholder Warrant provided in the Representative Warrant Agreement. IF THE MERGER IS COMPLETED, THE $8.52 PER SHARE AND $0.155 PER SHAREHOLDER WARRANT EXERCISE PRICES OF A REPRESENTATIVE WARRANT WILL EXCEED THE $2.35 PER SHARE PAYABLE UPON EXERCISE OF THE REPRESENTATIVE WARRANT AND THE $0.15 PER SHAREHOLDER WARRANT PAYABLE UPON EXERCISE OF THE REPRESENTATIVE WARRANT. AS A RESULT, HOLDERS OF REPRESENTATIVE WARRANTS SHOULD CONSIDER TENDERING THEIR REPRESENTATIVE WARRANTS FOR THE REPRESENTATIVE WARRANT OFFER PRICE.

     IN ACCORDANCE WITH SECTIONS 11 AND 13.1(b) OF THE EXECUTIVE WARRANT AGREEMENT, THIS OFFER TO PURCHASE HEREBY SERVES AS NOTICE TO THE HOLDER OF THE EXECUTIVE WARRANT OF THE MERGER (UPON SATISFACTION OF THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT). If issued and outstanding immediately prior to the Effective Time, the Executive Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be exercisable into the right to receive Shares, but shall become exercisable, in accordance with
Section 13.1(a) of the Executive Warrant Agreement, into the right to receive for each Share underlying the Executive Warrant, an amount in cash equal to the Share Offer Price (or any higher price that may be paid for each Share pursuant to the Offer), without interest, upon exercise of the Executive Warrant and payment of the $4.68 per Share exercise price for each Share provided in the Executive Warrant Agreement. IF THE MERGER IS COMPLETED, THE $4.68 PER SHARE EXERCISE PRICE OF THE EXECUTIVE WARRANT WILL EXCEED THE $2.35 PER SHARE PAYABLE UPON EXERCISE OF THE EXECUTIVE WARRANT. AS A RESULT, THE HOLDER OF THE EXECUTIVE WARRANT SHOULD CONSIDER TENDERING THE EXECUTIVE WARRANT FOR THE EXECUTIVE WARRANT OFFER PRICE.

     See Section 5 for a description of certain United States federal income tax consequences of the Offer and the Merger.

     In connection with the Merger Agreement, the Offeror and Harris entered into a Stockholder Agreement dated as of August 2, 1999 (the "Shareholder Agreements"), with each of the following officers and directors of the Company:
Jack Williams, Herbert McCord, David Pollard, Donald Naab, John Lane and John Robbins, as well as the Williams Family Trust, the principal shareholder of the Company (collectively, the "Tendering Shareholders"), pursuant to which the Tendering Shareholders have agreed to tender the 1,299,480 Shares (the "Committed Shares") owned of record by the Tendering Shareholders, the Representative Warrant held by John Lane (with respect to which 41,200 Shares and 20,500 Shareholder Warrants underlay such Representative Warrant) (the "Committed Warrants") and any other Shares or Warrants that the Tendering Shareholders may acquire upon the exercise of options or warrants to purchase Shares held by such Tendering Shareholders, other than Donald Naab, who has agreed to tender the 124,980 Shares owned by him on or after September 30, 1999 if the Offer has not expired or been withdrawn by the Offeror. Pursuant to the Shareholder Agreements, the Tendering Shareholders have also agreed that, among other things, until the Shareholder Agreement Termination Date (as defined herein), such Tendering Shareholders will not transfer the Committed Shares or Committed Warrants and will vote the Committed Shares in favor of the Merger and against certain competing transactions. The Committed Shares represent approximately 56.4% of the Shares that, as of August 2, 1999, were issued and outstanding (and approximately 50.9% of the Shares not considering the 124,980 Shares held by Donald Naab).

     In addition to the Shareholder Agreements, Harris and the Company entered into the Stock Option Agreement dated as of August 2, 1999 (the "Option Agreement"), pursuant to which the Company has granted Harris an irrevocable option to purchase (the "Option") from time to time up to 461,099 authorized and unissued Shares, or such other number of Shares as equals 19.9% of the Company's issued and outstanding Shares at the time of the exercise of the Option (the "Company Option Shares"), at a price of $2.35 per Share.

     The Merger Agreement, the Shareholder Agreements and the Option Agreement are more fully described in Section 13.

     The Merger Agreement provides that, promptly after the Offeror acquires the Offer Securities pursuant to the Offer, the Offeror will be entitled to designate such number of directors on the Board of Directors of the Company, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934 (the "Exchange Act"), as will make the percentage of the Company's directors designated by the Offeror equal to the percentage of the aggregate voting power of the Shares then outstanding held by Harris or any of its subsidiaries, and if Harris and its subsidiaries hold at least 90% of the aggregate voting power of the Shares, the Offeror shall be entitled to designate all of the members of the Board of Directors of the Company. The Company shall take all action to cause the Offeror's designees to be so elected. However, until the Effective Time, the Board of Directors of the Company will have at least three directors who were directors on the date of the Merger Agreement and who are not officers of the Company. The Company has agreed, subject to the applicable provisions of the Company's Articles of Incorporation and Bylaws either to increase the size of the Board of Directors of the Company and/or obtain the resignation of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Board.

     If the Minimum Condition has not been satisfied by 12:00 Midnight, New York City time, on September 3, 1999 (or any other time then set as the Expiration
Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (i) subject to the right of the Company to request that Offeror extend the Offer until September 30, 1999, withdraw the Offer or allow it to expire and not accept for payment any Offer Securities and return all tendered Offer Securities to tendering holders of Offer Securities, (ii) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Offer Securities until the expiration of the Offer, as extended, (iii) withdraw the Offer and, at the request of the Offeror, the Company, acting through its Board of Directors, will, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of the shareholders of the Company (the "Special Shareholders Meeting") for the purpose of considering and taking action upon the Merger and the Merger Agreement, or (iv) subject to complying with applicable rules and regulations of the Commission, amend the Offer to provide that in the event (A) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer and (B) the number of Shares validly tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding Shares, the Offeror will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to a number of Shares that, when added to the Shares then owned by the Offeror, will equal 49.99% of the Shares then outstanding (the "Revised Minimum Number") and, if a greater number of Shares is tendered into the Offer and not withdrawn, the Offeror may elect to purchase, on a pro rata basis, the Revised Minimum Number of Shares. The Offeror reserves the right, in its sole discretion, to terminate the Offer if, at any time prior to accepting Offer Securities for payment pursuant to the Offer, any of the conditions set forth in
Section 15 have not been satisfied.

     If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Offeror will own a sufficient number of Shares to ensure that the Merger will be approved. Under the CGCL, if, after consummation of the Offer, the Offeror owns at least 90% of the Shares then outstanding, then the Offeror will be able to cause the Merger to occur without a vote of the Company's shareholders.

     If, however, Harris or the Offeror own, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares as a result of the Offer or otherwise, the CGCL provides that the Merger may not be consummated unless either (1) all the shareholders of the Company consent or (2) the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. In the event that the Offeror does not acquire at least 90% of the then outstanding Shares as of any scheduled expiration date of the Offer as a result of the Offer, the Option Agreement or otherwise, and the Offeror instead withdraws the Offer for the purpose of calling a Special Shareholders Meeting or waives the Minimum Condition and amends the Offer and this Offer to Purchase for the purpose of purchasing the Revised Minimum Number and calling a Special Shareholders Meeting, in each case pursuant to the Merger Agreement and subject to the conditions set forth in Section 15 (other than the Minimum Condition), then the approval of the Merger and the Merger Agreement by a vote of the shareholders of the Company would thereafter be solicited. Under those circumstances, a significantly longer period of time will be required to effect the Merger.

     The Company has advised the Offeror that as of August 2, 1999, there were 2,305,500 Shares issued and outstanding. Accordingly, the Minimum Condition will be satisfied if at least 2,074,950 Shares, or 90% of the outstanding Shares as of August 2, 1999, are validly tendered and not withdrawn prior to the Expiration Date. In the event that any additional Shares are issued after August 2, 1999, the number of Shares that would constitute the Minimum Condition will be adjusted so that, after such issuance, the Minimum Condition equals at least 90% of the number of Shares then issued and outstanding.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and thereby purchase all Offer Securities validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday,

September 3, 1999, unless the Offeror has extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

     If the Offeror decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Offer Securities and if, at the time that notice of such increase is first published, sent or given to holders of Offer Securities in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION AND CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND HARRIS IF CERTAIN EVENTS OCCUR. The Offeror reserves the right (but is not obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive the Minimum Condition or any other condition to the Offer. If the Minimum Condition has not been satisfied by 12:00 Midnight, New York City time, on September 3, 1999 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (i) subject to the right of the Company to request that Offeror extend the Offer until September 30, 1999, withdraw the Offer or allow it to expire and not accept for payment any Offer Securities and return all tendered Offer Securities to tendering holders of Offer Securities (ii) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Offer Securities until the expiration of the Offer, as extended, (iii) withdraw the Offer and, at the request of the Offeror, the Company, acting through its Board of Directors, will, in accordance with applicable law, duly call, give notice of, convene and hold a Special Shareholders Meeting for the purpose of considering and taking action upon the Merger and the Merger Agreement, or (iv) subject to complying with applicable rules and regulations of the Commission, amend the Offer to provide that in the event (A) the Minimum Condition is not satisfied at the next scheduled expiration date of the Offer and (B) the number of Shares validly tendered pursuant to the Offer and not withdrawn as of such next scheduled expiration date is more than 50% of the then outstanding Shares, the Offeror will waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number and, if a greater number of Shares is tendered into the Offer and not withdrawn, the Offeror may elect to purchase, on a pro rata basis, the Revised Minimum Number of Shares.

     Under the terms of the Merger Agreement, the Offeror may not, without the consent of the Company, decrease the Offer Price, change the form of consideration to be paid in the Offer, reduce the number of Offer Securities to be purchased in the Offer, impose additional conditions to the Offer, modify the conditions of the Offer or extend the Offer (except as described in the next sentence). Notwithstanding the foregoing, the Offeror may, without the consent of the Company and so long as the Merger Agreement has not been terminated, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer, (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence, or (iv) if the number of Shares validly tendered is less than 90% of the then outstanding Shares, (A) withdraw the Offer and request that the Company, acting through the Company's Board of Directors, duly call, give notice, convene and hold a Special Shareholders Meeting; (B) waive the Minimum Condition and amend the Offer and this Offer to Purchase for the purpose of purchasing the Revised Minimum Number and calling a Special Shareholders Meeting; or (C) withdraw the Offer or allow it to expire, subject to the right of the Company to request the Offeror to extend the Offer from time to time (but no later than September 30, 1999). The Offeror's right to extend the Offer is in each case subject to the right of Harris, the Offeror or the Company to terminate the Merger Agreement pursuant to the terms thereof.

     Subject to the limitations set forth in this Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer. During any extension, all Offer Securities previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering holder of Offer Securities to withdraw such holder's Offer Securities. See Section 4. Under no circumstances will the Offeror pay interest on the purchase price for tendered Offer Securities, whether or not it extends the Offer.

     Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Offer Securities regardless of whether such Offer Securities were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Offer Securities not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Offer Securities or not to pay for any Offer Securities theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, relating to the Offeror's obligation to pay for or return tendered Offer Securities promptly after the termination or withdrawal of the Offer.

     Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and, if material changes are made with respect to information not materially less significant than the Offer Price and the percentage of securities sought, a minimum ten business day period may be required to allow for adequate dissemination to shareholders and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and investor response.

     If proration is required as a result of any reduction in the number of Shares subject to the Offer to a number equal to the Revised Minimum Number, then, because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, the Offeror would not expect to announce the final results of proration until approximately seven business days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain the preliminary results from the Depositary and may also be able to obtain the preliminary results from their brokers. The Offeror, however, will not pay for any Shares accepted for payment pursuant to the Offer until the final proration results are known.

     The Company and the Company's transfer agent have provided the Offeror with the Company's list of holders of Offer Securities and security position listings for the purpose of disseminating the Offer to holders of Offer Securities. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Offer Securities and will be furnished by the Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Offer Securities.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR OFFER SECURITIES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will purchase, by accepting for payment, and will pay for, all Offer Securities validly tendered and not withdrawn in accordance with
Section 4 prior to the Expiration Date promptly after the later to occur of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions set forth in Section 15. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right, in its sole discretion, to delay acceptance of, or payment for, Offer Securities in order to comply in whole or in part with any applicable law. See Sections 1 and 16. Payment for Shares or Shareholder Warrants purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or Shareholder Warrants or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares or Shareholder Warrants into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer of Shares or Shareholder Warrants, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Payment for the Representative Warrants or the Executive Warrant purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the agreements for such Representative Warrants or the Executive Warrant, (ii) a properly completed and executed Letter of Transmittal (or a facsimile thereof) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted through electronic means by the Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and the Depositary, to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares and Shareholder Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Offer Securities validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Offer Securities for payment pursuant to the Offer. In all cases, payment for Offer Securities purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering holders of Offer Securities for the purpose of receiving payment from the Offeror and transmitting such payment to tendering holders of Offer Securities. If, for any reason whatsoever, acceptance for payment of any Offer Securities tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Offer Securities tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Offer Securities, and such Offer Securities may not be withdrawn, except to the extent that the tendering holders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE BE PAID BY THE OFFEROR.

     If any tendered Offer Securities are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Offer Securities than are tendered, certificates or agreements representing unpurchased Offer Securities will be returned, without expense to the tendering holder of Offer Securities (or, in the case of Shares or Shareholder Warrants delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares or Shareholder Warrants will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     IF, PRIOR TO THE EXPIRATION DATE, THE OFFEROR INCREASES THE PRICE BEING PAID PER ANY OFFER SECURITY ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL HOLDERS OF SUCH OFFER SECURITIES PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT SUCH OFFER SECURITIES WERE TENDERED PRIOR TO SUCH INCREASE IN CONSIDERATION.

     The Offeror reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of its wholly owned subsidiaries, the right to purchase all or any portion of the Offer Securities tendered pursuant to the Offer, but no such transfer or assignment will relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering holders of Offer Securities to receive payment for Offer Securities validly tendered and accepted for payment.

3. PROCEDURE FOR TENDERING OFFER SECURITIES.

     Valid Tenders of Offer Securities. Except as set forth below, for Offer Securities to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees for Shares or Shareholder Warrants, or, in the case of a book-entry transfer or Shares or Shareholder Warrants, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering holder of Offer Securities must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing tendered Shares or Shareholder Warrants or agreements representing Representative Warrants or the Executive Warrant must be received by the Depositary along with the Letter of Transmittal or Shares or Shareholder Warrants must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. Representative Warrants and the Executive Warrant may be tendered only upon physical delivery to the Depositary of the Letter of Transmittal and the agreement representing such securities. THE METHOD OF DELIVERY OF CERTIFICATES, AGREEMENTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER OF OFFER SECURITIES, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES OR SHAREHOLDER WARRANTS, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer of Shares and Shareholder Warrants. The Depositary will establish an account with respect to the Shares and Shareholder Warrants at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares and Shareholder Warrants by causing such Book-Entry Transfer Facility to transfer such securities into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares and Shareholder Warrants may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantee for Shares and Shareholder Warrants. Signatures on the Letter of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"), unless the Shares or Shareholder Warrants tendered thereby are tendered (i) by a registered holder of Shares or Shareholder Warrants who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares or Shareholder Warrants are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by duly executed stock or warrant powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock or warrant powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     If the certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery of Offer Securities. If a holder of Offer Securities desires to tender Offer Securities pursuant to the Offer and such holder's certificates representing Shares or Shareholder Warrants or agreement representing Representative Warrants or the Executive Warrant are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer of Shares or Shareholder Warrants cannot be completed on a timely basis, such Offer Securities may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) (A) in the case of Shares or Shareholder Warrants, the certificates (or a Book-Entry Confirmation) representing all tendered Shares or Shareholder Warrants, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, (B) in the case of Representative Warrants and the Executive Warrant, the agreements representing all such tendered Warrants, in proper form for transfer, together with a duly executed Letter of Transmittal (or a facsimile thereof) and (C) any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the American Stock Exchange ("Amex") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the shareholder or warrantholder on whose behalf the tender is being made is deemed to own the Offer Securities being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     Notwithstanding any other provision hereof, payment for Offer Securities accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for, or a Book-Entry Confirmation with respect to, Shares or Shareholder Warrants or agreements representing Representative Warrants or the Executive Warrant (unless the Offeror elects, in its sole discretion, to make payment for the Representative Warrants or the Executive Warrant pending receipt of the agreements representing such Warrants or other documentation that the Offeror deems adequate), (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer of Shares or Shareholder Warrants, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering holders of Offer Securities may be paid at different times depending upon when certificates or agreements are received by the Depository or Book-Entry Confirmations with respect to Shares or Shareholder Warrants are received into the Depositary's account at the Book-Entry Transfer Facility. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING ANY PAYMENT.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT 31% "BACKUP" FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE OFFER PRICE PURCHASED PURSUANT TO THE OFFER, EACH HOLDER OF OFFER SECURITIES MUST, SUBJECT TO CERTAIN EXCEPTIONS, PROVIDE THE DEPOSITARY WITH SUCH HOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH HOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST GENERALLY SUBMIT A COMPLETED FORM W-8 TO AVOID BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Offer Securities will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Offer Securities that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to applicable law and the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Offer Securities whether or not similar defects or irregularities are waived in the case of other security holders. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Offer Securities will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Offeror nor Harris, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message with respect to Shares or Shareholder Warrants), a tendering holder of Offer Securities irrevocably appoints designees of the Offeror as such holder's agent, attorneys in fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to exercise all voting and other rights of the holder of Offer Securities as each such attorney and proxy or his substitute shall in his sole judgment deem proper, with respect to all of the Offer Securities tendered by such holder and accepted for payment by the Offeror (and any and all other Offer Securities or other securities issued or issuable in respect of such Offer Securities on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Offer Securities. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Offer Securities in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney, proxies and written consents granted by the holder of Offer Securities at any time with respect to such Offer Securities or other securities or rights issued or issuable in respect of such Offer Securities will, without further action, be revoked and no subsequent powers of attorney or proxies may be given or written consent executed by such holder of Offer Securities (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Offer Securities and other securities or rights, be empowered to exercise all voting and other rights of such holder of Offer Securities as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof, any actions by written consent in lieu of any such meeting or otherwise. In order for Offer Securities to be deemed validly tendered, immediately upon the Offeror's payment for such Offer Securities, the Offeror must be able to exercise full voting and other rights with respect to such Offer Securities and the other securities or rights issued or issuable in respect of such Offer Securities, including voting at any meeting of shareholders (whether annual or special or whether or not adjourned).

     A tender of Offer Securities pursuant to any one of the procedures described above will constitute the tendering Offer Security holder's acceptance of the terms and conditions of the Offer, as well as the tendering holder's representation and warranty that (i) such holder of Offer Securities has the full power and authority to tender, sell, assign and transfer the tendered Offer Securities (and any and all Offer Securities or other securities issued or issuable in respect of such Offer Securities), and (ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. A tender of Offer Securities pursuant to any of the procedures described above will constitute the tendering holder's acceptance of the terms and conditions of the Offer, as well as the tendering holder's representation and warranty to the Offeror that (a) such holder of Offer Securities has a net long position in such Offer Securities being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Offer Securities complies with Rule 14e-4 under the Exchange Act. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Offer Securities for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Offer Securities tendered or
(y) other securities immediately convertible into or exchangeable or exercisable for the Offer Securities tendered and such person will acquire such Offer Securities for tender by conversion, exchange or exercise and (ii) will cause such Offer Securities to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror's acceptance for payment of Offer Securities tendered pursuant to the Offer will constitute a binding agreement between the tendering holder of Offer Securities and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Offer Securities made pursuant to the Offer are irrevocable. Offer Securities tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after October 8, 1999. If acceptance of any Offer Securities tendered is delayed for any reason or if the Offeror is unable to accept for payment or pay for Offer Securities tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under the Offer, the Depositary may, on behalf of the Offeror, retain tendered Offer Securities, and such Offer Securities may not be withdrawn except to the extent that tendering holders of Offer Securities are entitled to and duly exercise withdrawal rights as set forth in this Section 4.

     For a withdrawal of Offer Securities tendered pursuant to the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Offer Securities to be withdrawn, the number of Offer Securities to be withdrawn and (if certificates representing Shares or Shareholder Warrants or agreements representing Representative Warrants or the Executive Warrant have been tendered) the name in which the certificates or agreements are registered, if different from the name of the person who tendered the Offer Securities. If certificates representing Shares or Shareholder Warrants have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares or Shareholder Warrants have been tendered for the account of an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares or Shareholder Warrants have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or Shareholder Warrants and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. Neither the Offeror or Harris, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Offer Securities properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Offer Securities whose Offer Securities are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to beneficial owners of Offer Securities. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change possibly on a retroactive basis. The discussion applies only to beneficial owners of Offer Securities in whose hands Offer Securities are capital assets within the meaning of Section 1221 of the Code, and may not apply to Offer Securities received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Offer Securities (such as insurance companies, tax-exempt organizations, mutual funds and broker-dealers) who might be subject to special rules. This discussion does not discuss the United States federal income tax consequences to a beneficial owner of Offer Securities who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF OFFER SECURITIES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Offer Securities pursuant to the Offer or the receipt of cash for Shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a beneficial owner of Offer Securities will recognize gain or loss equal to the difference (if any) between the beneficial owner's adjusted tax basis in the Offer Securities sold pursuant to the Offer or Shares converted to cash in the Merger (or Warrants adjusted pursuant to the Merger) and the amount of consideration received therefor. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Offer Securities for more than one year as of the date of sale (in the case of the Offer) or held the Shares for more than one year as of the Effective Time (in the case of the Merger). The excess of net long-term capital gains over net short-term capital losses is currently taxed at a maximum rate of 20% for noncorporate taxpayers.

     Payments in connection with the Offer or the Merger might be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of Offer Securities (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's United States federal income tax liability. Each beneficial owner of Offer Securities should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Offer Securities in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, those who convert their Shares into cash in the Merger may prevent backup withholding by completing the Substitute Form W-9 provided by the paying agent for the Merger.

     In general, cash received in respect of Dissenting Shares will result in the recognition of capital gain or loss to the beneficial owner of such Shares. Any such beneficial owner should consult such owner's tax advisor in that regard.

     Harris and the Offeror will be entitled to deduct and withhold from the consideration otherwise payable in connection with the Offer or the Merger to any holder of Offer Securities such amounts as Harris or the Offeror is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Harris or the Offeror, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Offer Securities in respect of which such deduction and withholding was made by Harris or the Offeror.

6. PRICE RANGE OF SHARES AND SHAREHOLDER WARRANTS; DIVIDENDS.

     According to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, the Shares are traded on the Amex under the symbol "PXE" and the Shareholder Warrants are traded on the Amex under the symbol "PXEW". The following table sets forth for the periods indicated the reported high and low sales prices for the Shares for the periods indicated.

                                                              HIGH      LOW
                                                              -----    -----
Fiscal Year Ended December 31, 1997:
  First Quarter.............................................  $2.63    $2.00
  Second Quarter............................................  $3.63    $2.00
  Third Quarter.............................................  $3.50    $2.69
  Fourth Quarter............................................  $4.75    $2.63

                                                              HIGH      LOW
                                                              -----    -----
Fiscal Year Ended December 31, 1998:
  First Quarter.............................................  $5.00    $3.00
  Second Quarter............................................  $5.88    $3.75
  Third Quarter.............................................  $4.31    $2.00
  Fourth Quarter............................................  $2.38    $1.25

                                                              HIGH      LOW
                                                              -----    -----
Fiscal Year Ending December 31, 1999:
  First Quarter.............................................  $2.06    $0.50
  Second Quarter............................................  $1.75    $0.69
  Third Quarter (through August 6, 1999)....................  $2.44    $1.13

     The following table sets forth for the periods indicated the reported high and low sales prices for the Shareholder Warrants for the periods indicated.

                                                              HIGH      LOW
                                                              -----    -----
Fiscal Year Ended December 31, 1997:
  First Quarter.............................................  $0.44    $0.19
  Second Quarter............................................  $0.50    $0.25
  Third Quarter.............................................  $0.63    $0.25
  Fourth Quarter............................................  $0.81    $0.31

                                                              HIGH      LOW
                                                              -----    -----
Fiscal Year Ended December 31, 1998:
  First Quarter.............................................  $0.75    $0.25
  Second Quarter............................................  $0.81    $0.38
  Third Quarter.............................................  $0.88    $0.19
  Fourth Quarter............................................  $0.19    $0.06

                                                              HIGH      LOW
                                                              -----    -----
Fiscal Year Ending December 31, 1999
  First Quarter.............................................  $0.13    $0.06
  Second Quarter............................................  $0.06    $0.06
  Third Quarter (through August 6, 1999)....................  $0.13    $0.06

     On August 2, 1999, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to publicly available sources, the reported closing price per Share on the Amex was $1.1875 and the reported closing price per Shareholder Warrant on the Amex was $0.0625. On August 6, 1999, the last full day of trading prior to the commencement of the Offer, according to publicly available sources, the reported closing price per Share on the Amex was $2.25 and the reported closing price per Shareholder Warrant was $0.125. HOLDERS OF SHARES AND SHAREHOLDER WARRANTS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES AND SHAREHOLDER WARRANTS.

     The Company has not declared or paid any cash dividends on the Shares. The Shareholder Warrants are not entitled to dividends.

     The Representative Warrants are held by six holders and are not entitled to dividends. No price quotations are available for the Representative Warrants. If the Merger is completed, the $8.52 per Share and $0.155 per Shareholder Warrant exercise prices of a Representative Warrant will exceed the $2.35 per Share payable upon exercise of the Representative Warrant and the $0.15 per Shareholder Warrant payable upon exercise of the Representative Warrant. As a result, holders of Representative Warrants should consider tendering their Representative Warrants for the Representative Warrant Offer Price.

     The Executive Warrant is held by a single holder and is not entitled to dividends. No price quotations are available for the Executive Warrant. The Executive Warrant is not entitled to dividends. If the Merger is completed, the $4.68 per Share exercise price of the Executive Warrant will exceed the $2.35 per Share payable upon exercise of the Executive Warrant. As a result, the holder of the Executive Warrant should consider tendering the Executive Warrant for the Executive Warrant Offer Price.

7. CERTAIN EFFECTS OF THE TRANSACTION.

     The purchase of the Offer Securities by the Offeror pursuant to the Offer will reduce the number of Shares and Shareholder Warrants that might otherwise trade publicly and will reduce the number of holders of Shares and Shareholder Warrants, and could adversely affect the liquidity and market value of the remaining Shares and Shareholder Warrants held by the public. The Company has advised the Offeror that, as of August 2, 1999, there were approximately 18 holders of record and approximately 400 beneficial owners of the Shares and approximately 9 holders of record and approximately 300 beneficial owners of the Shareholder Warrants. The Offeror cannot predict whether the reduction in the number of Shares and Shareholder Warrants that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares and Shareholder Warrants or whether it would cause future market prices to be greater or less than the Offer Price therefor.

     Amex Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the Amex. The Amex will normally consider suspending dealings in, or removing from the list, the common stock of a company that: (i) has fewer than 200,000 publicly held Shares, (ii) has an aggregate market value of publicly held Shares of less than $1 million, and (iii) has fewer than 300 holders of Shares. Shares held, directly or indirectly, by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose.

     Depending upon the number of Shareholder Warrants and Shares purchased pursuant to the Offer, the Shareholder Warrants may no longer meet the standards for continued inclusion on the Amex. The Amex generally will not consider listing the warrant issue of a company unless the common stock underlying the warrants is listed either on the Amex or the New York Stock Exchange. If, as a result of the purchase of the

Shares, pursuant to the Offer or otherwise, the Shareholder Warrants no longer meet the standards for the continued inclusion on the Amex, the market for the Shareholder Warrants could be adversely affected.

     If the Shares or Shareholder Warrants are no longer eligible for Amex quotation, quotations might still be available from other sources. The extent of the public market for the Shares or Shareholder Warrants and the availability of such quotations would, however, depend upon the number of holders of such Shares or Shareholder Warrants remaining at such time, the interest in maintaining a market in such Shares or Shareholder Warrants on the part of securities firms, the possible termination of registration of such Shares or Shareholder Warrants under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares and Shareholder Warrants are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares or Shareholder Warrants are neither listed on a national securities exchange nor held by 300 or more holders of record. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares and Shareholder Warrants are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to shareholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the Company would no longer be subject to Rule 13e-3 under the Exchange Act relating to "going private" transactions; and the officers, directors and 10% shareholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities under Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired, or, with respect to certain persons, eliminated.

     If registration of the Shares and Shareholder Warrants is not terminated prior to the Merger, then the Shares and Shareholder Warrants will no longer be eligible for Amex quotation and the registration of the Shares and Shareholder Warrants under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares and Shareholder Warrants are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares and Shareholder Warrants for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares and Shareholder Warrants would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers. If registration of Shares and Shareholder Warrants under the Exchange Act were terminated, such Shares and Shareholder Warrants would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor Harris has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Offeror nor Harris assumes any responsibility for the accuracy or completeness of the information concerning the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror or Harris.

     The Company is a California corporation with its principal executive offices located at 2070 Las Palmas Drive, Carlsbad, California 92009. The Company produces audio products and studio design services for the radio and television broadcasting industry.

     Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 and the Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1999. More comprehensive financial information is included in such report and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such report and such other documents and all the financial information (including any related notes) contained therein. Such report and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                   PACIFIC RESEARCH & ENGINEERING CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                        YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------------
                                           1998        1997 (AS RESTATED)    1996 (AS RESTATED)
                                        -----------    ------------------    ------------------
STATEMENT OF INCOME DATA:
Net Sales.............................  $14,051,981       $12,287,973            $7,696,160
Cost of sales.........................   10,599,745         7,013,069             4,547,132
Gross profit..........................    3,452,236         5,274,904             3,149,028
General and administrative............    2,976,780         1,763,602             1,331,438
Selling and marketing.................    2,533,433         1,840,711             1,079,137
Engineering and development...........    1,278,178         1,693,443             1,228,209
Depreciation and amortization.........      488,751           295,828               187,588
Total operating expenses..............    7,277,142         5,593,584             3,826,372

Loss from operations..................  $(3,824,906)      $  (318,680)           $ (677,344)
Other income (expenses)...............     (160,678)           62,524                47,896
Loss before income taxes..............   (3,985,584)         (256,156)             (629,448)
Income tax expense....................         (800)          (19,500)                 (800)
Net loss..............................   (3,986,384)         (275,656)             (630,248)
Net loss per share....................        (1.73)            (0.12)                (0.33)
Weighted average basic shares
  outstanding.........................    2,305,500         2,305,500             1,888,833

BALANCE SHEET DATA:
Working capital.......................  $(2,438,000)      $ 1,355,139            $2,797,384
Total assets..........................    6,134,319         7,286,852             5,783,324
Total long-term debt..................            0            18,968                37,156
Total shareholders' equity
  (deficit)...........................     (281,320)        3,721,177             4,052,030

                                                     FOR THE THREE MONTHS ENDED
                                                  --------------------------------
                                                  MARCH 31, 1999    MARCH 31, 1998
                                                   (UNAUDITED)       (UNAUDITED)
                                                  --------------    --------------
STATEMENT OF INCOME DATA:
Net Sales.......................................    $4,232,654        $3,987,781
Cost of sales...................................     2,507,587         2,843,603
Gross profit....................................     1,725,067         1,144,178
General and administrative......................       573,798           422,997
Selling and marketing...........................       570,449           650,235
Research and development........................       306,398           297,779
Depreciation and amortization...................       106,947            98,864
Total operating expenses........................     1,557,592         1,469,875

Operating income (loss).........................    $  167,475        $ (325,697)
Interest expense................................       (76,413)          (28,420)
Other expense, net..............................          (813)          (26,327)
Income (loss) before income tax expense.........        90,249          (380,444)
Income tax expense..............................            --              (800)
Net income (loss)...............................    $   90,249        $ (381,244)
Net income (loss) per common share:
  Basic and Diluted.............................    $     0.04        $    (0.16)
Weighted average common shares:
  Basic and Diluted.............................     2,305,500         2,305,500

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Delaware 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

     In the course of the discussions between representatives of Harris and Company (see Section 11), the Company provided to Harris certain information about the Company and its financial performance which is not publicly available. The information provided included projected financial information for the fiscal years ending December 1999, 2000 and 2001 (the "Projections"). The Projections were prepared by the Company's management for internal planning and budgeting purposes only and not with a view to public disclosure. The projections included estimates of (i) net sales of $16.5 million, $20.2 million and $26.6 million for the Company's fiscal years ending December 1999, 2000 and 2001, respectively, and (ii) net income of $160,000, $950,000 and $1.7 million for the Company's fiscal years ending December 1999, 2000 and 2001, respectively. None of the assumptions underlying the Projections give effect to the Offer or the Merger, but the Projections are based on the assumption that a $5 million cash infusion will be made in the Company.

     The Projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, and are included in this Offer to Purchase only because they were provided to Harris. None of Harris, the Offeror, the Company or any party to whom the Projections were provided assumes any responsibility for the validity, reasonableness, accuracy or completeness of such information.

While presented with numerical specificity, the Projections are based upon a variety of assumptions relating to commercial acceptance of the Company's products and technology, industry performance, general business and economic conditions, the business of the Company and other matters which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The Projections have not been examined or compiled by the Company's independent public accountants. The inclusion of such Projections herein should not be regarded as an indication that Harris, the Offeror, the Company or any other party who received such information considers it an accurate prediction of future events. Harris performed an independent assessment of the Company's value and did not rely to any material degree upon the Projections. None of the Company, Harris, the Offeror or any other party intends to publicly update or otherwise publicly revise the Projections set forth above even if experience or future changes make it clear that the projections will not be realized.

9. CERTAIN INFORMATION CONCERNING THE OFFEROR AND HARRIS.

     The Offeror is a newly incorporated California corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly owned subsidiary of Harris. The principal executive office of the Offeror is located at 1025 West NASA Boulevard, Melbourne, Florida 32919.

     Harris, a Delaware corporation, has its principal executive office at 1025 West NASA Boulevard, Melbourne, Florida 32919. It is an international communications equipment company focused on providing product, system, and service solutions. Harris provides a wide range of products and services for commercial and government communications markets such as wireless, broadcast, government and network support. Harris has sales and service facilities in nearly 90 countries.

     Comprehensive financial information is included in Harris's Annual Report on Amendment No. 1 to Form 10-K/A for the fiscal year ended July 3, 1998; Amendment No. 1 to Form 10-Q/A for the fiscal quarter ended October 2, 1998; Amendment No. 1 to Form 10-Q/A for the fiscal quarter ended January 1, 1999; and Form 10-Q for the fiscal quarter ended April 2, 1999; and Current Reports on Form 8-K and other documents filed by Harris with the Commission.

     Harris is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8.

     During the past five years, Harris has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has it been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of Harris and the Offeror are set forth in Annex I to this Offer to Purchase. Each such executive officer and director is a citizen of the United States of America. During the past five years, none of the executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Except as described in this Offer to Purchase, neither the Offeror nor Harris, or to the best knowledge of the Offeror or Harris, any of the persons listed in Annex I hereto, owns or has any right to acquire any Offer Securities and none of them has effected any transaction in the Offer Securities during the past 60 days.

     Except as set forth in this Offer to Purchase, neither the Offeror nor Harris or, to the best knowledge of the Offeror or Harris, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror, or Harris, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, neither the Offeror nor Harris or, to the best knowledge of Harris or the Offeror, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. SOURCE AND AMOUNT OF FUNDS.

     The Offeror estimates that the total amount of funds required to (i) purchase the Shares and the Warrants pursuant to the Offer and (ii) pay fees and expenses related to the Offer and the Merger will be approximately $6.5 million. The Offeror will obtain the funds from Harris. Harris currently anticipates obtaining the necessary funds from cash on hand.

     While the foregoing represents the current intention of Harris and the Offeror with respect to the financial arrangements for such funds, such financial arrangements may change depending upon such factors as Harris and the Offeror may deem appropriate.

     The Offer is not subject to a financing condition.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

     On November 11, 1998, Jack Williams, Chairman of the Board and Chief Executive Officer of the Company, Donald Naab, President and Chief Operating Officer of the Company met with Roy Ridge, an independent consultant for Harris. At this meeting, the Company indicated that it would be willing to explore an alliance with Harris, which might include an equity investment by Harris in the Company. The representatives of the Company indicated to Mr. Ridge that the Company was not interested in an acquisition by Harris at this time. Mr. Ridge indicated that although Harris was interested in exploring a relationship with the Company, an equity investment for a minority holding in the Company was not acceptable to Harris. Mr. Ridge communicated the results of this meeting to James Woods, vice president of the radio systems business unit of Harris Broadcast Communications Division.

     On March 18, 1999, Mr. Naab, Mr. Williams and Herbert McCord, a member of the Company's Board of Directors, met with Mr. Woods and Mr. Ridge to discuss further the possibility of some form of business relationship. At this meeting, the Company disclosed its plan to restate its previous financial statements and presented a business plan to become more profitable in fiscal year 1999. Mr. McCord suggested that a business combination could be structured as an acquisition of the Company, as opposed to an alliance calling for an equity investment by Harris. The Company indicated that a price for the Company, based on a one times projected revenue stream for 1999 would be acceptable. Mr. Woods requested that Harris be allowed to perform due diligence on the Company in April.

     During the week of April 7, Mr. Ridge met with representatives of the Company in Carlsbad to further discuss an acquisition of the Company. Subsequently, Mr. Ridge received a letter dated April 14, 1999, from Mr. Williams indicating the Company's interest in an acquisition in which the holders of the Company's stock would receive $6.94 per Share. Mr. Woods communicated to Mr. Williams and Mr. Naab that such price was higher than a price that Harris might be willing to pay, but indicated that he would put together a business case for the management of Harris. No further action was taken by Harris during the remainder of April and the early part of May.

     On May 21, 1999, Mr. Ridge received a letter from Mr. Naab indicating that the Company was interested in pursuing an acquisition of the Company by Harris. A series of telephone conversations between the Company and Mr. Woods resulted in a meeting on June 14, 1999 at the Cincinnati offices of Harris, attended by Mr. Williams, Ellyn Williams, the wife of Mr. Williams, Mr. Naab, Mr. Ridge, Mr. Woods and Gary McArthur, director of corporate development of Harris, in which the parties discussed proposed structures for a potential transaction and a plan of action for further due diligence of the Company by Harris.

     On June 15, 1999, the Company and Harris executed a confidentiality agreement.

     On June 17, 1999, Mr. Naab, Mr. Williams, Blake Clark, Chief Financial Officer of the Company, Mr. McArthur, Mr. Woods and Dean Pomeroy, Vice President and Controller of the Harris Broadcast Communications Division, met in Minneapolis to discuss the proposed acquisition. The Company delivered a preliminary due diligence book concerning the Company at this meeting.

     On June 21, 1999, Mr. McArthur, Mr. Pomeroy and Mr. Woods indicated to Mr. Naab and Mr. Williams that a transaction with the Company would likely value the Company at approximately $2.75 per Share, assuming that the Company had a debt level of $2.8 million. The Company communicated to Harris that a purchase price of $2.75 would be acceptable if extended by Harris.

     On June 25, 1999, the Board of Directors of Harris approved the transaction and all further actions related thereto and authorized and approved certain officers of Harris to negotiate and execute any documents or other instruments required to complete the transaction.

     During the week of June 28, 1999, Harris commenced a broader due diligence of the Company. On July 2, 1999, Harris and the Company signed a letter confirming the previously signed confidentiality agreement among the parties and also confirming that the Company would work with Harris on an exclusive basis through July 14, 1999 for the purpose of negotiating a definitive agreement. During the week of July 12, 1999, the parties began the negotiation of a definitive agreement. On July 16, 1999, the letter to work with Harris on an exclusive basis was extended to July 23, 1999.

     During the week of July 19, 1999, Harris continued its due diligence of the Company and continued to negotiate the terms of the definitive agreement. During the week of July 26, 1999, based upon the results of its due diligence and related concerns Harris indicated to the Company that Harris would be willing to commence a tender offer at a price of $2.35 per Share and $0.15 per warrant. While the negotiation of a definitive agreement was underway, Harris and certain directors and shareholders of the Company negotiated the terms of proposed shareholders agreements relating to the proposed transaction. Harris and the Company also negotiated the terms of a proposed stock option agreement relating to the proposed transaction.

     During the negotiations, counsel for the Company and Harris held a series of telephone conferences in which the terms of the Merger Agreement, the Shareholder Agreements and the Option Agreement continued to be negotiated by the parties. On July 30, 1999, the Board of Directors of the Company at a telephone meeting with all members present unanimously (i) determined that the Merger Agreement was fair to and in the best interests of the shareholders of the Company, (ii) declared the Merger Agreement and the transactions contemplated thereby to be advisable and in the best interests of the holders of the Offer Securities, (iii) approved the Merger Agreement, the Option Agreement, the Offer and the Merger and the transactions contemplated thereby, (iv) recommended that the holders of Offer Securities accept the Offer, tender their Offer Securities pursuant to the Offer and (v) that the holders of Shares approve and adopt the Merger Agreement and the transactions contemplated thereby. The Board of Directors of the Company authorized and approved certain officers of the Company to negotiate and execute any documents or other instruments required to complete the transaction and extended the letter to work with Harris on an exclusive basis to August 2, 1999.

     From July 30, 1999 through August 2, 1999, the final terms of the Merger Agreement, the Shareholder Agreements and the Option Agreement were negotiated to the mutual satisfaction of the parties. At the end of the business day on August 2, 1999, the Merger Agreement, the Shareholder Agreements and the Option Agreement were signed and delivered by the respective parties.

     On August 3, 1999, prior to the opening of stock trading, Harris and the Company issued a press release announcing the transaction. On August 9, 1999, the Offeror commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; DISSENTERS
RIGHTS.

     The purpose of the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, is to enable Harris to acquire control of, and the entire equity interest in, the Company.

     Pursuant to the CGCL and the Articles of Incorporation of the Company, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger Agreement. The Board of Directors of the Company has unanimously approved the Merger Agreement, the terms of the Offer and the Merger, and, unless the Merger is consummated pursuant to the short form merger provisions under the CGCL as described below (in which case no action by the shareholders of the Company will be required to consummate the Merger), the only remaining required corporate action of the Company is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition were satisfied and the Offeror were to purchase Offer Securities tendered pursuant to the Offer, it would have sufficient voting power to effect the Merger without the vote of any other shareholder of the Company.

     If all conditions of the Offer other than the Minimum Condition have been satisfied or waived, the Offeror may withdraw the Offer and, at the request of the Offeror, the Company, as soon as practicable following the withdrawal of the Offer, will duly call, give notice of, convene and hold a Special Shareholders Meeting for the purpose of considering and taking action upon the Merger and the Merger Agreement. Alternatively, the Offeror may amend the Offer for the purpose of purchasing the Revised Minimum Number and call a Special Shareholders Meeting for the purpose of considering and taking action upon the Merger and the Merger Agreement. Harris has agreed that all Shares owned by the Offeror or any other subsidiary of Harris will be voted in favor of approval of the Merger Agreement. The Tendering Shareholders have agreed to tender their Offer Securities pursuant to the Offer or vote their Shares in favor of approval of the Merger Agreement. Approval of the Merger Agreement, therefore, can be obtained without the affirmative vote of any shareholder of the Company other than the Tendering Shareholders.

     Short-Form Merger. Section 1110 of the CGCL provides that, if a parent corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the merger of the parent corporation with the subsidiary corporation may be effected by having the board of directors of the parent corporation approve and adopt a resolution or plan of merger and by making the appropriate filings with the California Secretary of State, without any action or vote on the part of the shareholders of the subsidiary corporation. Under the CGCL, if the Offeror acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Offeror will be able to effect the Merger without a vote of the shareholders of the Company. If the Minimum Condition were satisfied, Harris, the Offeror and the Company have agreed in the Merger Agreement to take, subject to the satisfaction or (to the extent permitted under the Merger Agreement) waiver of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of the Offer Securities pursuant to the Offer without a meeting of the shareholders of the Company.

     Under the CGCL, the Merger consideration paid to the Company's Shareholders may not be cash if the Offeror or Harris owns, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof. If such shareholder consent or Commissioner of Corporations approval is not obtained, the CGCL requires that the consideration received in the Merger consist only of non-redeemable common stock of Harris. The purpose of the Offer is to obtain 90% or more of the Shares and thus to enable Harris and the Offeror to acquire all the equity of the Company for consideration consisting solely of cash.

     Dissenters Rights. Neither shareholders nor warrantholders have dissenters rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time, but not the holders of Warrants, by complying with the provisions of Chapter 13 of the CGCL, may have certain rights to dissent and to require the Company to purchase their Shares for cash at "fair market value." In general, holders of Shares will be entitled to exercise dissenters rights under the CGCL only if the holders of five percent or more of the outstanding Shares properly file demands for payment or if the Shares held by such holders are subject to any restriction on transfer imposed by the Company or by any law or regulation ("Restricted Shares"). Accordingly, if any holder of Restricted Shares or the holders of five percent or more of the Shares properly file demands for payment, all other holders who fully comply with all other applicable provisions of Chapter 13 of the CGCL will be entitled to require the Company to purchase their Shares for cash at their fair market value if the Merger is consummated. In addition, if immediately prior to the Effective Time, the Shares are not listed on a national securities exchange certified by the California Commissioner of Corporations or on the list of over-the-counter margin stocks issued by the Federal Reserve Board, holders of Shares may exercise dissenters rights as to any or all of their Shares entitled to such rights.

     If the statutory procedures under the CGCL relating to dissenters rights are complied with, such rights could lead to a judicial determination of the fair market value of the Shares. The "fair market value" would be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a result of the proposed action. The value so determined could be more or less than the Share Offer Price.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS RIGHTS AND IS QUALIFIED IN IS ENTIRETY BY REFERENCE TO THE CGCL. THE PRESERVATION AND EXERCISE OF DISSENTERS RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE CGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination in which the Offeror seeks to acquire the remaining Shares or Shareholder Warrants not held by it following the purchase of Shares or Shareholder Warrants pursuant to the Offer. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the Share Offer Price. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

     Plans for the Company. Harris will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger. Harris intends to seek additional information about the Company during this period. Thereafter, Harris intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential contribution to Harris's business.

     Except as indicated in this Offer to Purchase, Harris does not have any current plans or proposals which relate to or would result in any of the following: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present Board of Directors or management of the Company; any material change in the Company's dividend policy; or any other material change in the Company's corporate structure or business. Notwithstanding the foregoing, promptly after the Offeror acquires the Offer Securities pursuant to the Offer, the Offeror will be entitled to designate such number of directors on the Board of Directors of the Company, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by the Offeror equal to the percentage of the aggregate voting power of the Shares then outstanding held by Harris or any of its subsidiaries, and if Harris and its subsidiaries hold at least 90% of the aggregate voting power of the Shares, the Offeror shall be entitled to designate all of the members of the Board of Directors of the Company. The Company shall take all action to cause the Offeror's designees to be so elected. However, until the Effective Time, the Board of Directors of the Company shall have at least three directors who were directors on the date of the Merger Agreement and who are not officers of the Company. In addition, assuming the designation of directors as aforesaid and so long as there are holders of Shares other than Harris or any of its subsidiaries, Harris expects that the Board of Directors would not declare dividends on the Shares.

13. THE MERGER AGREEMENT; THE SHAREHOLDER AGREEMENTS; AND THE OPTION AGREEMENT.

     The following summary of certain provisions of the Merger Agreement, the Shareholder Agreements and the Option Agreement, copies of which are filed as exhibits to the Schedule 14D-1, is qualified in its entirety by reference to the text of such agreements.

  The Merger Agreement

     The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Each of the Company, Harris and the Offeror have agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger and shall cooperate with each other in connection with any such requirements imposed upon any of them in connection with the Offer and the Merger. Each of the Company, Harris and the Offeror shall, and shall cause its subsidiaries to, use its commercially reasonable efforts to take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, approval of, or any waiver from, any governmental entity or other public or private third party required to be obtained or made by Harris, the Offeror or the Company or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by the Merger Agreement.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the CGCL, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue its corporate existence under the laws of the State of California as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror and the Company in accordance with the CGCL. At the Effective Time, the charter and the bylaws of the Offeror shall be the charter and the bylaws of the Surviving Corporation, and the directors and officers of the Offeror shall become the directors and officers of the Surviving Corporation. The Merger Agreement further provides that upon the terms and subject to the conditions of the Merger Agreement, if the Offeror acquires at least 90% of the outstanding Shares, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after acceptance and payment for the Shares by the Offeror pursuant to the Offer without a meeting of the shareholders of the Company, in accordance with Section 1110 of the CGCL.

     Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of any securities of the Offeror or the Company, each Share (other than Shares owned by the Company, any wholly owned subsidiary of the Company, Harris, the Offeror, any other wholly-owned subsidiary of Harris or shares held by shareholders who perfect their appraisal rights under the CGCL) shall be converted into the right to receive from the Surviving Corporation, in cash, without interest, the Share Offer Price (or any higher price that may be paid for each Share pursuant to the Offer). Each share of stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Offeror, be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. As a result, the Surviving Corporation will be a wholly owned subsidiary of Harris. Each Shareholder Warrant that is issued and outstanding immediately prior to the Effective Time (other than any Shareholder Warrants owned by the Company, any wholly owned subsidiary of the Company, Harris, the Offeror or any other wholly owned subsidiary of Harris) shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be exercisable into the right to receive Shares, but shall become exercisable, in accordance with Section 9.4 of the Shareholder Warrant Agreement, into the right to receive an amount in cash equal to the Share Offer Price (or any higher price that may be paid for each Share pursuant to the Offer), without interest, upon exercise of the Shareholder Warrant and payment by the holder of the exercise price as provided in the Shareholder Warrant Agreement. Each Representative Warrant that is issued and outstanding immediately prior to the Effective Time (other than any Representative Warrants owned by the Company, any wholly owned subsidiary of the Company, Harris, the Offeror or any other wholly owned subsidiary of Harris) shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be exercisable into the right to receive Shares or Shareholder Warrants, but shall become exercisable, in accordance with Section (g)(B) of the Representative Warrant Agreement, into the right to receive (i) for each Share underlying the Representative Warrant, an amount in cash equal to the Share Offer Price (or any higher price that may be paid for each Share pursuant to the Offer), without interest, upon exercise of the Representative Warrant and payment by the holder of the exercise price for each Share as provided in the Representative Warrant Agreement and (ii) for each Shareholder Warrant underlying the Representative Warrant, an amount in cash equal to the Shareholder Warrant Offer Price (or any higher price that may be paid for each Shareholder Warrant pursuant to the Offer), without interest, upon exercise of the Representative Warrant and payment by the holder of the exercise price for each Shareholder Warrant as provided in the Representative Warrant Agreement. If issued and outstanding immediately prior to the Effective Time, the Executive Warrant shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be exercisable into the right to receive Shares, but shall become exercisable, in accordance with Section 13.1(a) of the Executive Warrant Agreement, into the right to receive for each Share underlying the Executive Warrant, an amount in cash equal to the Share Offer Price (or any higher price that may be paid for each Share pursuant to the Offer), without interest, upon exercise of the Executive Warrant and payment of the exercise price for each Share as provided in the Executive Warrant Agreement.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Harris and the Offeror. The representations and warranties of the Company relate, among other things, to its organization, good standing and corporate power; capital structure; authority to enter into the Merger Agreement and the Option Agreement and to consummate the transactions contemplated thereby; required consents and approvals and no violations; filings made by the Company with the Commission under the Securities Act and the Exchange Act (including financial statements included in the documents filed by the Company under these acts); information supplied by the Company; the absence of certain events since December 31, 1998; permits and compliance with laws; tax matters; actions and proceedings; certain agreements; benefit plans and employees, employment practices and change of control agreements; compliance with worker safety laws; liabilities; products; certain labor matters; intellectual property matters and Year 2000 compliance; title to assets; state takeover laws; required votes; accounts receivable; inventories; environmental matters; suppliers and customers; insurance; accuracy of certain information; transactions with affiliates; brokers and contracts.

     The Offeror and Harris have also made customary representations and warranties to the Company. Representations and warranties of the Offeror and Harris relate, among other things, to: their organization and authority to enter into the Merger Agreement, the Option Agreement and the Shareholder Agreements and to consummate the transactions contemplated thereby; required consents and approvals and no violations; information supplied; operations of the Offeror; and brokers.

     Covenants Relating to the Conduct of Business. During the period from the date of the Merger Agreement through the Effective Time, the Company has agreed that, except as otherwise expressly contemplated by the Merger Agreement or without the prior written consent of Harris:

          (a) the Company shall in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it;

          (b) the Company shall not (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (c) the Company shall not issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company stock option plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (i) the issuance of Shares upon the exercise of Company stock options outstanding on the date of the Merger Agreement in accordance with their current terms, (ii) the issuance of Shares upon exercise of the Warrants, or (iii) the issuance of Shares pursuant to the Option Agreement.

          (d) the Company shall not amend its charter or bylaws;

          (e) the Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof;

          (f) the Company shall not, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets, other than sales of inventory that are in the ordinary course of business consistent with past practice;

          (g) the Company shall not incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than in the ordinary course of business consistent with past practice;

          (h) the Company shall not alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company;

          (i) the Company shall not enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any employee benefit plan or employment or consulting agreement;

          (j) the Company shall not increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company who are not officers of the Company) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (k) the Company shall not knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (l) the Company shall not make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

          (m) the Company shall not prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

          (n) the Company shall not settle or compromise any federal, state, local or foreign income tax dispute;

          (o) the Company shall not settle or compromise any claims or litigation or commence any litigation or proceedings;

          (p) the Company shall not enter into or amend any agreement or contract (i) having a term in excess of 12 months and which is not terminable by the Company without penalty or premium by notice of 30 days or less, (ii) which involves or is expected to involve future payments of $100,000 or more during the term thereof; or (iii) any other agreement or contract material to the Company; or purchase any real property, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property) which in the aggregate are in excess of $100,000;

          (q) the Company shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice or in accordance with their terms;

          (r) the Company shall not purchase or exercise the option to purchase the aircraft pursuant to the Aircraft Purchase and Sale Agreement between the Company and VisionAire Corporation dated December 18, 1996; and

          (s) the Company shall not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     No Solicitation. The Company shall not, nor shall it permit any affiliate to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its affiliates to, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as defined below), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any affiliate in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the acceptance for payment of Offer Securities pursuant to the Offer, if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority thereof after consultation with independent counsel, the Company and its representatives may, in response to an unsolicited request therefor, and subject to compliance with the Merger Agreement, furnish information with respect to the Company and its affiliates to any person pursuant to a customary confidentiality statement (as determined by the Company's independent counsel) and participate in discussions or negotiations with such person. For purposes of the Merger Agreement, "Takeover Proposal" means any proposal for a merger or other business combination involving the Company or any of its affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of the Company or any of its affiliates, other than the transactions contemplated by the Merger Agreement, the Option Agreement and certain financing or investment solely by the Company's officers and directors after termination of the Merger Agreement, if applicable, and "Superior Proposal" means a bona fide proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines, at a duly constituted meeting of the Board of Directors or by unanimous written consent, in its reasonable good faith judgment to be more favorable to the Company's shareholders than the Merger (after consultation with the Company's independent financial advisor) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested members, as expressed in a resolution adopted at a duly constituted meeting of such members (after consultation with the Company's independent financial advisor), is reasonably capable of being obtained by such third party.

     The Merger Agreement provides further that, the Company must advise Harris orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal received by any officer or director of the Company or, to the knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than 24 hours following receipt of such Takeover Proposal or inquiry. If the Company intends to furnish any person with any information with respect to any Takeover Proposal, the Company is required to advise Harris orally and in writing of such intention not less than one full business day in advance of providing such information. The Company is further required to keep Harris fully informed of the status and details of any such Takeover Proposal or inquiry.

     Third Party Standstill Agreements. During the period from the date of the Merger Agreement through the Effective Time, the Company has agreed not to terminate, amend, modify or waive any provision of any Confidentiality or standstill agreement to which the Company is a party (other than any involving Harris). The Company has also agreed to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

     Stock Based Compensation. Prior to the consummation of the Offer or the Effective Time, whichever is earlier, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or appropriate to (i) cause each option to purchase Shares that was outstanding as of the date of the Merger Agreement to vest and to be exercisable immediately prior to the consummation of the Offer or the Effective Time, whichever is earlier, and (ii) cause each option to purchase Shares that is outstanding upon the consummation of the Offer or the Effective Time, whichever is earlier, to be canceled as of the consummation of the Offer or the Effective Time, whichever is earlier. In consideration of such cancellation, each holder of such canceled option shall be entitled to receive from the Company an amount equal to (A) the product of (1) the number of Shares subject to such option and (2) the excess, if any, of the Share Offer Price over the exercise price per share for the purchase of Shares subject to such option, minus (B) all applicable federal, state and local taxes required to be withheld in respect of such payment. The amounts payable pursuant to the Merger Agreement will be paid as soon as reasonably practicable following the acceptance for payment by the Offeror pursuant to the Offer or the Effective Time, whichever is earlier. The amount payable to any option holder will be reduced to the extent necessary to prevent such payment, together with any other amounts payable to such option holder by the Company, from constituting a "parachute payment," within the meaning of section 280G of the Code.

     The Company has also agreed to take all actions necessary to provide that, effective as of acceptance for payment by the Offeror of Offer Securities pursuant to the Offer or the Effective Time, whichever is earlier, each of the Company's stock option plans and any similar plan or agreement of the Company will be terminated, any rights under any other plan, program, agreement or arrangement to the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries will be terminated, and no holder of an option to purchase Shares will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any stock option.

     Indemnification. Pursuant to the Merger Agreement, Harris and the Offeror agreed that from and after the Effective Time, Harris will cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of the Company to the same extent and in the same manner and subject to the same limits as such persons are indemnified as of the date of the Merger Agreement by the Company pursuant to the CGCL, the Company's charter or bylaws for acts or omissions occurring at or prior to the Effective Time.

     Harris has also agreed to cause the Surviving Corporation to provide, for a period of not less than three years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation will not be required to pay an annual premium for

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

the director's and officer's insurance in excess of the last annual premium paid prior to the date of the Merger Agreement but in such case will purchase as much coverage as possible for such amount.

     Effective at the Effective Time, Harris will guarantee the obligations of the Surviving Corporation under the immediately preceding two paragraphs.

     Board Representation. The Merger Agreement provides that promptly after such time as the Offeror acquires Offer Securities pursuant to the Offer, the Offeror will be entitled to designate at its option up to that number of directors of the Company's Board of Directors, subject to compliance with
Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by the Offeror equal to the percentage of the aggregate voting power of the Shares held by Harris or any of its subsidiaries and the Company shall, at such time cause the Offeror's designees to be so elected by its existing Board of Directors; provided, however, that if Harris and its subsidiaries shall hold at least 90% of the aggregate voting power of the Shares, the Offeror shall be entitled to designate all of the members of the Company's Board of Directors provided, further, that if the Offeror shall have purchased the Revised Minimum Number of Shares in the Offer, such number of directors shall be rounded up to the greatest whole number plus one to give the Offeror at least a majority of the members of the Company's Board of Directors. However, in the event that the Offeror's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least three directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"). If the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors shall designate a person or persons to fill such vacancy each of whom shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors of the Company shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company, or officers or affiliates of Harris or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. In connection with the foregoing, the Company will promptly, at the option of Harris, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable the Offeror's designees to be elected or appointed to the Company's Board of Directors as provided above.

     Obligations of Harris. Subject to obtaining the consent from Imperial Bank to an assignment and assumption of the Line of Credit Facility and Note Payable between the Company and Imperial Bank, dated October 5, 1998, Harris shall assume and pay, or shall cause a subsidiary of Harris to assume and pay, the indebtedness for borrowed money under such Facility in the principal amount of $2,705,812 plus accrued interest within five days of the purchase of Shares constituting the Minimum Condition by the Offeror pursuant to the Offer or the Effective Time, whichever is earlier.

     Harris shall assume, or shall cause a subsidiary of Harris to assume, the promissory notes payable by the Company to the Williams Family Trust dated June 11, 1999, June 17, 1999, July 8, 1999 and July 9, 1999 in the aggregate amount of $240,000 and shall pay the principal amount and any accrued interest in respect of such notes within five days of the purchase of the Shares constituting the Minimum Condition by the Offeror pursuant to the Offer or the Effective Time, whichever is earlier, upon delivery and cancellation of such notes.

     Harris has agreed that, after the Effective Time, it shall use commercially reasonable efforts to terminate the guarantee obligations of Jack and Ellyn Williams related to those certain lease agreements with the Levine Family Trust and Carlsbad Las Palmas, LLC, respectively. Harris and its affiliates shall not be obligated to pay any fee in connection with such efforts.

     Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by each party) prior to the Effective Time of the following conditions: (i) if required by applicable law, the shareholders of the Company shall have approved the Merger Agreement;
(ii) no court or other Governmental Entity (as defined in the Merger Agreement) having jurisdiction over the Company or Harris or any of their respective subsidiaries shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal; and (iii) the Offeror shall have previously accepted for payment and paid for Offer Securities pursuant to the Offer, or, if the Minimum Condition is not satisfied, the Offeror shall have exercised its right to call the Special Shareholders Meeting pursuant to the Merger Agreement.

     The obligations of Harris and the Offeror to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions: (i) the Company shall have performed in all material respects each of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of the Company contained in the Merger Agreement shall be true and correct on and as of the Effective Time as if made on and as of such date, and Harris shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect, (ii) the Company shall have obtained the consent or approval of each person or Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated by the Merger Agreement under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except as to which the failure to obtain such consents and approvals would not, in the reasonable opinion of Harris, individually or in the aggregate, have a Material Adverse Effect (as defined in the Merger Agreement) on the Company or Harris or upon the consummation of the transactions contemplated in the Merger Agreement, the Option Agreement or the Shareholder Agreements, (iii) in obtaining any approval or consent required to consummate any of the transactions contemplated in the Merger Agreement, in the Option Agreement or the Shareholder Agreements, no Governmental Entity shall have imposed or shall have sought to impose any condition, penalty or requirement which, in the reasonable opinion of Harris, individually or in aggregate would have a Material Adverse Effect (as defined in the Merger Agreement) on the Company or Harris, and (iv) since the date of the Merger Agreement, there shall have been no Material Adverse Change (as defined in the Merger Agreement) with respect to the Company, and Harris shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the approval of the terms of the Merger Agreement by the shareholders of the Company: (a) by mutual written consent of Harris and the Company; (b) by either Harris or the
Company: (i) if (x) as a result of the failure of any of the conditions to the Offer as set forth in this Offer to Purchase (see Section 15) shall have terminated or expired in accordance with its terms without the Offeror having accepted for payment any Offer Securities pursuant to the Offer or (y) the Offeror shall not have accepted for payment any Offer Securities pursuant to the Offer prior to and the Offeror shall not have exercised its right to request the Company to call the Special Shareholders Meeting pursuant to the Merger Agreement on or prior to September 30, 1999 (provided that the right to terminate the Merger Agreement pursuant to this clause (b)(i) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under the Merger Agreement by such party) or
(ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Offer Securities pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable; (c) by Harris or the Offeror prior to the purchase of Offer Securities pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of condition (e) or (f) described below in Section 15 and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company; (d) by Harris or the Offeror if either Harris or the Offeror is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) described below in Section 15; (e) by the Company if the Board of Directors of the Company reasonably determines that a Takeover Proposal constitutes a Superior Proposal and a majority of the Board of Directors of the Company determines in its reasonable good faith judgment, after consultation with independent counsel, that failing to terminate the Merger Agreement would constitute a breach of its fiduciary duties under applicable law; provided, that the Company has complied with the no solicitation, notice and other provisions of the Merger Agreement and it complies with requirements of the Merger Agreement relating to payment of Expenses and the Termination Fee (each as defined below under "Fees and Expenses"); and provided further that the Company may not terminate the Merger Agreement pursuant to this clause (e) unless and until one full business day has elapsed following the delivery to Harris of a written notice of such determination by the Board of Directors of the Company; or (f) by the Company, if (i) any of the representations or warranties of Harris or the Offeror set forth in the Merger Agreement shall not be true and correct in any material respect or (ii) Harris or the Offeror shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Harris or the Offeror to be performed or complied with by it under the Merger Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 30 days after the giving of written notice to Harris or the Offeror, as applicable. In the event of a termination of the Merger Agreement by either the Company or Harris, the Merger Agreement shall become void (except for certain specified provisions, including those pertaining to the payment of certain expenses and fees and except for certain confidentiality obligations of the parties) and there shall be no liability or obligation on the part of Harris, the Offeror or the Company or their respective officers or directors, other than for liability for any willful breach of a representation or warranty contained in the Merger Agreement or the breach of any covenant contained in the Merger Agreement.

     Fees and Expenses. Except as provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

     The Merger Agreement provides that the Company will pay, or cause to be paid, in same day funds to Harris the following amounts under the circumstances and at the times set forth as follows: (i) if Harris or the Offeror terminates the Merger Agreement in accordance with the provisions described in clause (d) under "Termination" above, the Company shall pay the Expenses (as defined below) of Harris and a $750,000 termination fee (the "Termination Fee") upon demand;
(ii) if the Company terminates the Merger Agreement in accordance with the provision described in clause (e) under "Termination" above, the Company shall pay the Termination Fee within one business day following such termination and the Expenses of Harris upon demand; and (iii) if Harris or the Offeror terminates the Merger Agreement under clause (c) under "Termination" above and, at the time of such termination, a Takeover Proposal shall have been made, the Company shall pay the Expenses of Harris, upon demand; in addition, if concurrently therewith or within nine months after such termination, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Takeover Proposal or a Takeover Proposal is consummated, involving any party (1) with whom the Company had any discussions with respect to a Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses (1), (2) and (3), prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal or Superior Proposal. The Merger Agreement provides that Harris will pay, or cause to be paid, in same day funds to the Company, the Expenses of the Company if the Company terminates the Merger Agreement in accordance with the provisions described in clause (f) under "Termination" above.

     For purposes of the Merger Agreement, "Expenses" means with respect to Harris or the Company, as the case may be, documented out-of-pocket fees and expenses incurred or paid by or on behalf of Harris or the Company, as the case may be, in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Harris or the Company, as the case may be; provided that the Expenses of Harris or the Company shall not exceed $250,000.

     Pursuant to the Merger Agreement, the aggregate amount of the Termination Fee and Expenses payable to Harris shall be reduced to an amount not less than zero by subtracting from the aggregate amount otherwise payable to Harris the amount realized or anticipated to be realizable (based on the facts as they exist on the date such aggregate amount shall become due) by Harris under the Option Agreement; provided, that if such aggregate amount shall be so reduced by an amount realizable by Harris and thereafter the Option Agreement shall terminate without receipt by Harris of such amount, then, to the extent Harris is entitled to receive such aggregate amount, an additional payment shall be made to Harris in such amount promptly following such termination.

  The Shareholder Agreements

     Pursuant to the Shareholder Agreements, each Tendering Shareholder has agreed that, (a) such Tendering Shareholder shall vote the Shares held by such Tendering Shareholder in favor of the Merger and the Merger Agreement; (b) such Tendering Shareholder shall vote his Shares against (i) any other merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's charter or bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; (c) such Tendering Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, their Shares to any person (except for any sale or transfer of options or warrants to the Company) other than the Offeror or the Offeror's designee or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal; (d) such Tendering Shareholder shall not, and shall not permit any investment banker, attorney or other adviser or representative of such Tendering Shareholder to,
(i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal, (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to or approve or recommend any Takeover Proposal; and (e) so long as the Merger Agreement has not been terminated, the Tendering Shareholder shall tender pursuant to the Offer and not withdraw the Shares and Warrants owned by such Tendering Shareholders; provided, however, that Donald Naab shall not be obligated to tender his Shares pursuant to the Offer until September 30, 1999 or any time thereafter (so long as the Offer has not expired or been withdrawn by the Offeror) .

     The Shareholder Agreements terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, that the Shareholder Agreements will not terminate until 60 days after termination pursuant to clause (ii) immediately above if (A) the Merger Agreement is terminated by Harris or the Offeror pursuant to clause (d) of "Termination" above because of the withdrawal or modification in the recommendation by the Board of Directors of the Company of the Offer, the Merger and the Merger Agreement or because the Board of Directors has adopted a resolution to that effect, if prior to the time of such withdrawal or modification or the adoption of such resolution, a Takeover Proposal shall have been made, (B) the Merger Agreement has been terminated by Harris or the Offeror pursuant to clause (d) of "Termination" above because of the Board of Director's recommendation of a Takeover Proposal, or because the Board of Directors has adopted a resolution to effect such recommendation, or (C) the Merger Agreement is terminated by the Company pursuant to clause (e) under "Termination" above or
(iii) the Merger Agreement is amended in a manner adverse to the Tendering Shareholder without the Tendering Shareholder's consent, which consent shall not be unreasonably withheld or delayed (the "Shareholder Agreement Termination Date").

  Option Agreement

     Pursuant to the Option Agreement, the Company has granted Harris an irrevocable option (the "Option") to purchase from time to time the Company Option Shares at a price of $2.35 per share, which may be exercised, in whole or from time to time in part, at any time after the date of the Option Agreement and prior to the termination of the Option. Harris may exercise the Option if neither Harris nor the Offeror shall have breached any of its material obligations under the Merger Agreement and no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the

United States invalidating the grant or prohibiting the exercise of the Option shall be in effect and if one or more of the following events shall have occurred on or after the date of the Option Agreement: (i) any individual, corporation, partnership, limited liability company or other entity or group (such person, corporation, partnership, limited liability company or other entity or group being referred to hereinafter, singularly or collectively, as a "Person"), acquires or becomes the beneficial owner of 20% or more of the outstanding Shares (other than a person who, as of the date hereof, is the beneficial owner of 20% or more of the outstanding Shares (a "20% Holder"));
(ii) any 20% Holder increases his beneficial ownership of Shares by more than 1% (other than Jack or Ellyn Williams or the Williams Family Trust pursuant to a Post-Termination Company Financing (as defined in the Merger Agreement); (iii) any group (other than a group which includes or may reasonably be deemed to include Harris or any of its affiliates) is formed which beneficially owns 20% or more of the outstanding Shares; (iv) any Person (other than Harris or its affiliates) shall have commenced a tender or exchange offer for 20% or more of the then outstanding Shares or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (v) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the Commission) of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary of the Company (other than the transactions contemplated by the Merger Agreement); (vi) any Person (other than Harris or its affiliates or Jack or Ellyn Williams or the Williams Family Trust pursuant to a Post-Termination Company Financing (as defined in the Merger Agreement) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of Shares which, together with all Shares beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding Shares; or (vii) there is a public announcement with respect to a plan or intention by the Company, other than Harris or its affiliates, to effect any of the foregoing transactions. For purposes of the Option Agreement, the terms "group" and "beneficial owner" are defined by reference to Section 13(d) of the Exchange Act.

     Harris's obligation to purchase the Company Option Shares following the exercise of the Option, and the Company's obligation to deliver the Company Option Shares, are subject to the conditions that (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Company Option Shares shall be in effect, (ii) the purchase of the Company Option Shares will not violate Rule 10b-13 promulgated under the Exchange Act; and (iii) any applicable waiting periods under the HSR Act, shall have expired or been terminated.

     Prior to the termination of the Option in accordance with the Option Agreement, if a Put Event (as defined below) has occurred, Harris shall have the right, upon three business days' prior written notice to the Company, to require the Company to purchase the Option from Harris (the "Put Right") at a cash purchase price (the "Put Price") equal to the product determined by multiplying
(i) the number of Company Option Shares as to which the Option has not yet been exercised by (ii) the Spread (as defined below). As used in the Option Agreement, the term "Put Event" means the occurrence on or after the date hereof of any of the following: (i) any Person (other than Harris or its affiliates or Jack or Ellyn Williams or the Williams Family Trust pursuant to a Post-Termination Company Financing (as defined in the Merger Agreement) acquires or becomes the beneficial owner of 50% or more of the outstanding Shares or (ii) the Company consummates a merger or other business combination involving the Company or a significant subsidiary of the Company or the acquisition of a substantial interest in, or a substantial portion of the assets, business or operations of, the Company or a significant subsidiary of the Company (other than the transactions contemplated by the Merger Agreement) and the term "Spread" means the excess, if any, of (i) the greater of (x) the highest price (in cash or fair market value of securities or other property) per Share paid or to be paid within 12 months preceding the date of exercise of the Put Right for any Shares beneficially owned by any Person who shall have acquired or become the beneficial owner of 20% or more of the outstanding Shares after the date of the Option Agreement or (y) the average of the last reported sales prices quoted on the Amex of the Shares during the five trading days immediately preceding the written notice of exercise of the Put Right over (ii) $2.35.

     At any time after the termination of the Option and for a period of 90 days thereafter, the Company shall have the right, upon three business days' prior written notice, to repurchase from Harris (the "Repurchase Right"), all (but not less than all) of the Company Option Shares acquired by Harris pursuant to the Option Agreement and with respect to which Harris then has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) at a price per share equal to the greater of (i) the average of the last reported sales price quoted on the Amex of Shares during the five trading days immediately preceding the written notice of exercise of the Repurchase Right and (ii) $2.35, plus interest at a rate per annum equal to the costs of funds to Harris at the time of exercise of the Repurchase Right.

     In addition, the Option Agreement provides that Harris will have certain registration rights with respect to any Company Option Shares purchased by Harris pursuant to the Option Agreement.

14. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, from the date of the Merger Agreement through the Effective Time, (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

15. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

     Notwithstanding any other term of the Offer or this Agreement, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Offer Securities after the termination or withdrawal of the Offer), to pay for any Offer Securities tendered pursuant to the Offer unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least the Minimum Condition. In the event that any additional shares are issued after August 2, 1999, the number of shares that would constitute the Minimum Condition shall be adjusted so that, after such issuance, the Minimum Condition equals at least 90% of the number of shares then issued and outstanding. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject as aforesaid, to pay for any Offer Securities not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Offer Securities for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Harris or any of its subsidiaries that constitutes a breach of the Merger Agreement):

          (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Harris or the Offeror of any Offer Securities under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Shareholder Agreements (including the voting provisions thereunder), or seeking to obtain from the Company, Harris or the Offeror any damages that would have a Material Adverse Effect on the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company or Harris or its subsidiaries of a material portion of the business or assets of the Company or Harris and its subsidiaries, taken as a whole, or to compel the Company or Harris to dispose of or hold separate any material portion of the business or assets of the Company or Harris and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Shareholder Agreements, (iii) seeking to impose material limitations on the ability of Harris or the Offeror to acquire or hold, or exercise full rights of ownership of, any Offer Securities to be accepted for payment pursuant to the Offer, including the right to vote the Shares on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Harris or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company; or there shall be pending by any other person any suit, action or proceeding which is reasonably likely to have a Material Adverse Effect on the Company.

          (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any Material Adverse Change with respect to the Company or prior to the expiration of the Offer or the withdrawal of the Offer in which the Offeror calls a Special Shareholders Meeting, whichever is earlier, the Company shall not have obtained the consent of Imperial Bank, the Levine Family Trust and Carlsbad Las Palmas, LLC to enter into the Merger Agreement and the Option Agreement;

          (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Harris or the Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

          (e) any of the representations and warranties of the Company set forth in the Merger Agreement (other than certain representations relating to capital structure, corporate authority, brokers and vote of shareholders) shall not be true and correct, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer, except where the failure of such representations, individually or in the aggregate, to be so true and correct would not have a Material Adverse Effect on the Company, and any of the representations and warranties of the Company excluded from the foregoing shall not be true and correct in any material respect in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer;

          (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

          (g) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of war or armed hostilities or other national or international calamity directly or indirectly involving the United States which in any case is reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect Harris's or the Offeror's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger, or (v) from the date of the Merger Agreement through the date of termination or expiration, a decline of at least 25% in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index;

          (h) (i) the Shareholder Agreements shall not be in full force and effect or any Shareholder (as defined therein) that is a party thereto shall be in material breach thereof or have indicated such Shareholder's intention not to perform such Shareholder's obligations thereunder or (ii) an employment and noncompetition agreement between the Company and Jack Williams, acceptable to Harris, shall not have been entered into between Mr. Williams and the Company;

          (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Harris, the Offeror, or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares, or any beneficial owner of 20% or more of the Shares or any of its affiliates or any group of which any of them is a member shall have increased or announced its intention to increase its beneficial ownership of Shares by more than 1%; or

          (j) the Merger Agreement shall have been terminated in accordance with its terms.

which, in the judgment of Harris in any such case, and regardless of the circumstances (including any action or omission by Harris or the Offeror) giving rise to any such condition, makes it inadvisable to proceed with such acceptance of such Offer Securities for payment or the payment therefor.

     The foregoing conditions are for the sole benefit of Harris and the Offeror and may, subject to the terms of the Merger Agreement, be waived by the Offeror in whole or in part at any time and from time to time in its sole discretion. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS.

     Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Offer Securities by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Offer Securities tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Offer Securities if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

     U.S. Antitrust. The Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Offer Securities by the Offeror as contemplated herein under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Section 1203 of CGCL. The Company is incorporated under the laws of the State of California. Section 1203 of the CGCL provides that if a tender offer is made to some or all of a corporation's shareholders by an "interested party," an affirmative opinion in writing as to the fairness of the consideration to the shareholders of the corporation must be delivered to the shareholders at the time that the tender offer is first made in writing to the shareholders. If, however, the tender offer is commenced by publication and tender offer materials are subsequently mailed or otherwise distributed to the shareholders, the opinion may be omitted in the publication if the opinion is included in the materials distributed to the shareholders. For purposes of Section 1203, the term "interested party" includes, among others, a person who is a party to the transaction and (1) directly or indirectly controls the corporation that is the subject of the tender offer, (2) is, or is directly or indirectly controlled by, an officer or director of the subject corporation, or (3) is an entity in which a material financial interest (as defined in the CGCL) is held by any director or executive officer of the subject corporation. None of the Company, Harris or the Offeror believes that the Offer constitutes a transaction which falls within the provisions of Section 1203.

     State Takeover Laws. Under the CGCL, the Merger may not be consummated for cash paid to the shareholders of the Company if Harris or the Offeror owns, directly or indirectly, more than 50% but less than 90% of the then outstanding Shares unless either (1) all the shareholders of the Company consent or (2) the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof.

     In the event that less than 90% of the then outstanding Shares are validly tendered and not withdrawn on any scheduled expiration date of the Offer, and provided that certain other conditions have been met, the

Offeror may, among other options, waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number. If a greater number of Shares is tendered into the Offer and not withdrawn, the Offeror may elect to purchase, on a pro rata basis, the Revised Minimum Number of Shares.

     The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Offer Securities tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such event, the Offeror may not be obligated to accept for payment any Offer Securities tendered. See Section 15.

17. FEES AND EXPENSES.

     Neither the Offeror nor Harris, nor any officer, director, shareholder, agent or other representative of the Offeror or Harris will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Offer Securities pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     Georgeson Securities Corporation ("Georgeson Securities") is acting as Dealer Manager in connection with the Offer. Parent has agreed to pay Georgeson Securities reasonable compensation for such services. In addition, Parent has agreed to reimburse Georgeson Securities for its out-of-pocket expenses related to its engagement and has agreed to indemnify Georgeson Securities against certain liabilities in connection with the Offer.

     The Offeror has retained Georgeson Shareholder Communications Inc. as Information Agent and ChaseMellon Shareholder Services, L.L.C. as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Offer Securities by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee holders of Offer Securities to forward materials relating to the Offer to beneficial owners of Offer Securities.

18. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Offer Securities residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or Harris.

     The Offeror and Harris have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. The
Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          SPACE COAST MERGER CORP.

August 9, 1999

                                                                         ANNEX I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
                AND EXECUTIVE OFFICERS OF HARRIS AND THE OFFEROR

     Directors and Executive Officers of Harris. Set forth below are the name, current business address, present principal occupation or employment history (covering a period of not less than five years) of each executive officer and director of Harris. Unless otherwise indicated, each such person's business address is 1025 West NASA Boulevard, Melbourne, Florida, 32919. All persons listed below are citizens of the United States of America.

DIRECTORS (INCLUDING EXECUTIVE OFFICERS WHO ARE DIRECTORS)

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                   BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                                   ----------------           ----------------------------------------------
Phillip W. Farmer                                                 Chairman of the Board and Chief Executive
                                                                  Officer of Harris since July, 1995. Chief
                                                                  Operating Officer of Harris, 1993 to 1995.
                                                                  President of Harris, April 1993 to July 1999.
                                                                  He serves on the Board of Governors of both
                                                                  the Aerospace Industries Association and the
                                                                  Manufacturers Alliance.

Lester E. Coleman             The Lubrizol Corporation            Chief Executive Officer of Lubrizol Corpora-
                              14849 Trappers Trail                tion from 1978 to 1996 and Chairman of the
                              Novelty, Ohio 44072                 Board from 1982 to 1996. Director of Lubrizol
                                                                  Corporation, Norfolk Southern Corporation and
                                                                  S.C. Johnson & Son, Inc.

Robert Cizik                  600 Travis                          Chief Executive Officer of Cooper Industries,
                              Suite 3628                          Inc. from 1975 to 1996 and Chairman of the
                              Houston, TX 77019                   Board from 1983 to 1996. Director of Air
                                                                  Products and Chemicals, Inc., Temple-Inland,
                                                                  Inc. and Stanadyne Automotive where he also
                                                                  serves as non-executive Chairman of the Board.

Alfred C. DeCrane, Jr.        Two Greenwich Plaza                 Chairman of the Board of Texaco Inc. from 1987
                              Suite 300                           to July, 1996 and Chief Executive Officer from
                              Greenwich, CT 06836                 1993 to July, 1996. Director of Bestfoods,
                                                                  Birmingham Steel Corporation, CIGNA Cor-
                                                                  poration, Corn Products International, Inc.
                                                                  and U.S. Global Leaders Growth Fund, Ltd. and
                                                                  is a member of the Morgan Stanley
                                                                  International Advisory Board.

Ralph D. DeNunzio             Harbor Point Associates             President of Harbor Point Associates, Inc., a
                              375 Park Avenue                     private investment and consulting firm in New
                              Suite 2602                          York City, since 1987. Director of FDX
                              New York, NY 10152                  Corporation and Nike, Inc.

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                   BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                                   ----------------           ----------------------------------------------
Joseph L. Dionne              The McGraw-Hill Companies           President and Chief Executive Officer of The
                              1221 Avenue of the Americas         McGraw-Hill Companies, Inc. from 1983 to
                              New York, NY 10020                  April, 1998 and Chairman of the Board since
                                                                  1988. Director of The Equitable Companies
                                                                  Incorporated, The Equitable Life Assurance
                                                                  Society of the United States, and Ryder Sys-
                                                                  tem, Inc.

John T. Hartley                                                   President and Chief Operating Officer of Har-
                                                                  ris from 1982, Chief Executive Officer from
                                                                  1986 and Chairman of the Board from 1987, each
                                                                  until July 1, 1995, when he retired from
                                                                  Harris. Director of The Equitable Companies
                                                                  Incorporated, The Equitable Life Assurance
                                                                  Society of the United States and The Mc-
                                                                  Graw-Hill Companies, Inc. He is also a direc-
                                                                  tor of the National Association of
                                                                  Manufacturers.

Karen Katen                   Pfizer, Inc.                        President of Pfizer U.S. Pharmaceuticals Group
                              235 E. 42nd Street                  (the principal operating division of Pfizer,
                              New York, NY 10017                  Inc.), executive vice president of the global
                                                                  Pfizer Pharmaceuticals Group, corporate vice
                                                                  president and a member of the Corporate
                                                                  Management Committee of Pfizer. Director of
                                                                  General Motors and the International Council
                                                                  of J.P. Morgan & Co.

Alexander B. Trowbridge       Trowbridge Partners                 President of Trowbridge Partners, Inc., a man-
                              1317 F Street N.W.                  agement consulting firm. Director of ICOS
                              Suite 500                           Corporation, IRI International, New England
                              Washington, D.C. 20004              Life Insurance Company, The Gillette Com-
                                                                  pany, The Rouse Company, Sunoco, Inc. and E.M.
                                                                  Warburg Pincos Counsellors Funds.

EXECUTIVE OFFICERS (WHO ARE NOT DIRECTORS)

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                   BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                                   ----------------           ----------------------------------------------
E. Van Cullens                                                    President and Chief Operating Officer since
                                                                  July, 1999. President Communications Sector
                                                                  June, 1997 to July, 1999. Formerly Senior Vice
                                                                  President and Head of Internet Business Unit
                                                                  of Siemens Public Communication Networks
                                                                  Group, Siemens Stromberg-Carlson, 1996 to
                                                                  June, 1997. Senior Vice President of Market-
                                                                  ing and Business Development of Siemens
                                                                  Stromberg-Carlson from 1991 to 1996.

Bryan R. Roub                                                     Senior Vice President -- Chief Financial Of-
                                                                  ficer since October, 1993. Senior Vice Presi-
                                                                  dent -- Finance July, 1984 to October, 1993.

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                   BUSINESS ADDRESS           MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                                   ----------------           ----------------------------------------------
Richard L. Ballantyne                                             Vice President -- General Counsel and Corpo-
                                                                  rate Secretary since November, 1989.

Wesley E. Cantrell                                                President and Chief Executive Officer, Lanier
                                                                  Worldwide, Inc. since March, 1987. Senior Vice
                                                                  President -- Sector Executive, Lanier Business
                                                                  Products Sector, 1985 to 1987. President,
                                                                  Lanier Business Products, 1977 to 1987.

Nick E. Heldreth                                                  Vice President -- Human Resources and Cor-
                                                                  porate Relations since July, 1996. Vice Presi-
                                                                  dent -- Human Resources since June, 1986.

David S. Wasserman                                                Vice President -- Treasurer since January,
                                                                  1993. Vice President -- Taxes, 1987 to 1993.

Greg L. Williams                                                  President Semiconductor Sector since October
                                                                  1, 1998. Vice President -- General Man-
                                                                  ager -- Power Products Business, Semiconductor
                                                                  Sector from January, 1998 to October, 1998.
                                                                  Formerly with Motorola, Inc. (July 1984 to
                                                                  January 1998) in various positions including
                                                                  Vice President -- Assistant General Manager,
                                                                  Semiconductor Components Group, Vice President
                                                                  and General Manager, Power Products Division
                                                                  and Vice President -- Director, Automotive
                                                                  World Marketing.

Robert K. Henry                                                   President of Harris Government Communica-
                                                                  tions Systems Division since July 1, 1999.
                                                                  Vice President -- General Manager of the
                                                                  Communications Systems Division of Electronic
                                                                  Systems Sector from April, 1997 to July 1,
                                                                  1999. Vice President of engineering for
                                                                  Sanders from May 1997 to November 1997. Vice
                                                                  President -- General Manager, Information Sys-
                                                                  tems for Sanders from June 1995 to April 1997.

     Directors and Executive Officers of Offeror. Set forth below are the name, current business address, present principal occupation or employment history (covering a period of not less than five years) of each executive officer and director of the Offeror. Each such person's business address is 1025 West NASA Boulevard, Melbourne, Florida, 32919. All persons listed below are citizens of the United States of America.

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                              MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                                                              ----------------------------------------------
Phillip W. Farmer                                                 Chairman of the Board of Offeror. Chairman of
                                                                  the Board and Chief Executive Officer of
                                                                  Harris.

                                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
NAME                                                              MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
----                                                              ----------------------------------------------
E. Van Cullens                                                    Director and President of Offeror. President
                                                                  and Chief Operating Officer of Harris since
                                                                  July, 1999. President Communications Sector of
                                                                  Harris June, 1997 to July, 1999. Formerly
                                                                  Senior Vice President and Head of Internet
                                                                  Business Unit of Siemens Public Communica-
                                                                  tion Networks Group, Siemens Stromberg-
                                                                  Carlson, 1996 to June, 1997. Senior Vice
                                                                  President of Marketing and Business
                                                                  Development of Siemens Stromberg-Carlson from
                                                                  1991 to 1996.

Bryan R. Roub                                                     Director and Senior Vice President -- Chief
                                                                  Financial Officer of Offeror. Senior Vice
                                                                  President -- Chief Financial Officer of Harris
                                                                  since October, 1993. Senior Vice President --
                                                                  Finance of Harris July, 1984 to October, 1993.

Richard L. Ballantyne                                             Vice President and Secretary of Offeror. Vice
                                                                  President -- General Counsel and Corporate
                                                                  Secretary of Harris since November, 1989.

David S. Wasserman                                                Vice President -- Treasurer of Offeror. Vice
                                                                  President -- Treasurer of Harris since
                                                                  January, 1993. Vice President -- Taxes of
                                                                  Harris, 1987 to 1993.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares or Shareholder Warrants or agreements representing the Representative Warrants or the Executive Warrant and any other required documents should be sent or delivered by each holder of Offer Securities of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

           By Mail:               By Facsimile Transmission:               By Hand:
     Post Office Box 3301        (Eligible Institutions Only)      120 Broadway, 13th Floor
  South Hackensack, NJ 07606            (201) 296-4293             New York, New York 10271
  (Attention: Reorganization         Confirm by Telephone:        (Attention: Reorganization
          Department)                                                     Department)
                                        (201) 296-4860              By Overnight Delivery:
                                                                     85 Challenger Road --
                                                                      Mail Drop -- Reorg
                                                                   Ridgefield Park, NJ 07660
                                                                  (Attention: Reorganization
                                                                          Department)

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Holders of Offer Securities may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064

                      The Dealer Manager for the Offer is:
                    [GEORGESON SECURITIES CORPORATION LOGO]
                               Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9084
                   All Others Call Toll Free: (800) 445-1790